Exhibit 10.3

AMENDED AND RESTATED AGREEMENT made and entered into as of this 27th day of December, 2005 by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and JAMES SCHROEDER having an address at                                                                                                             , (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Corporation in a senior executive capacity and desires to remain in the employ of the Corporation in such capacity; and

WHEREAS, the Executive and the Corporation are parties to an Agreement dated January 8, 1999 (the “Prior Agreement”), providing the Executive with certain benefits on and in connection with a “Change in Control” as defined therein; and

WHEREAS, due to certain recent legislation known as the American Job Creations Act of 2004 and certain regulations promulgated or proposed thereunder, including regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), regarding deferred compensation plans and other arrangements (the “Regulations”), the benefits under the Prior Agreement are in certain respects not in compliance with the Regulations, and such lack of compliance could have a material adverse affect on the tax treatment of such benefits to the Executive; and

WHEREAS, the Corporation desires to induce the Executive to remain in the employ of the Corporation and the Executive desires the Corporation to effect certain changes to the Prior Agreement so that such benefits are in compliance with the Regulations.

NOW, THEREFORE, the parties hereto hereby agree as follows:

FIRST:    Inducement Payments:

A.                                   Subject to the provisions of paragraph G of this Article FIRST, if a “Change in Control” (as hereinafter defined) shall occur, the Corporation shall pay to the Executive, in cash, the amount of $2,000,000, which amount shall be due and payable thirty (30) days after the occurrence of a Change in Control.

B.                                     If, within five (5) years after a Change in Control, the Executive’s “Circumstances of Employment” (as hereinafter defined) shall have changed, the Executive may terminate his employment by written notice to the Corporation given no later than ninety (90) days following such change in the Executive’s Circumstances of Employment.  In the event of such termination by the Executive of his employment or if, within five (5) years after a Change in Control, the Corporation shall terminate the Executive’s employment other than for “Cause” (as hereinafter defined), the Corporation shall pay to the Executive, subject to the provisions of paragraph G of this Article FIRST, on the fifth (5th) business day following the six months’ anniversary of the date of such termination (or the date of Executive’s death, if earlier), in cash, the “Special Severance Payment” (as hereinafter defined).

C.                                     A Change in Control shall be deemed to occur upon:

(a)                                  a change in ownership of the Corporation, which shall occur on the date that any one person, or more than one person acting as a “Group” (as defined under THE Regulations), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, acquires ownership of stock of the Corporation that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; provided, however, that, if any one person or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation;

(b)                                 a change in the effective control of the Corporation, which shall occur on the date that (1) any one person, or more than one person acting as a Group, other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 50% or more of the total voting power of the stock of the Corporation; or (2) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that, if one person, or more than one person acting as a Group, is considered to effectively control the Corporation, the acquisition of additional control of the Corporation by the same person or persons is not considered a change in the effective control of the Corporation;  or

(c)                                  a change in the ownership of a substantial portion of the Corporation’s assets,  which shall occur on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total Gross Fair Market Value (as defined below) equal to or more than 80% of the total Gross Fair Market Value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Corporation is not treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (3) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Article FIRST C.(c)(3).

For purposes of this Article FIRST C., “Gross Fair Market Value” means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this Article FIRST C., stock ownership is determined under the Regulations.

D.                                    The Executive’s “Circumstances of Employment” shall have changed if there shall have occurred any of the following events: (a) a material reduction or change in the Executive’s employment duties or reporting responsibilities; (b) a reduction in the annual base salary made available by the Corporation to the Executive from the annual base salary in effect immediately prior to a Change in Control; or (c) a material diminution in the Executive’s status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control.

E.                                      “Cause” shall mean (i) the commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of fiduciary or other material duty to the Corporation and/or a subsidiary; or (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders the Executive incapable of performing his or her material duties to the satisfaction of the Corporation and/or its subsidiaries.

F.                                      The “Special Severance Payment” shall mean a lump sum payment equal to the difference between (a) the sum of (i) the product of five and the annual base salary in effect immediately prior to a change in the Executive’s Circumstances of Employment or the termination other than for Cause of the Executive’s employment by the Corporation, as the case may be, and (ii) the product of five and the largest annual bonus paid to or accrued with respect to the Executive by the Corporation during the three fiscal years immediately preceding the termination of the Executive’s employment and (b) the aggregate of all base salary and bonus amounts paid to the Executive by the Corporation during the period commencing upon a Change in Control and ending on the date of termination of the Executive’s employment.

G.                                     As a condition to receiving the Special Severance Payment, the Executive shall execute the General Release in the form attached as Exhibit A hereto.

H.                                    For purposes of this Agreement, “affiliate” shall have the meaning ascribed thereto under the Securities Act of 1933.

I.                                         For purposes of this Agreement, “termination of employment” means cessation of full or part time employment with the Company and any of its subsidiaries.

SECOND:    Tax Indemnification.

A.                                   In the event that, as a result of any of the payments or other consideration provided for or contemplated by Article FIRST of this Agreement or otherwise, a tax (an “Excise Tax”) shall be imposed upon the Executive or threatened to be imposed upon the Executive by virtue of the application of Section 4999(a) of the Code, as now in effect or as the same may at any time or from time to time be amended, or the application of any similar provisions of state or local tax law, the Corporation shall indemnify and hold the Executive harmless from and against all such taxes (including additions to tax, penalties and interest and additional Excise Taxes, whether applicable to payments pursuant to the provisions of this Agreement or otherwise) incurred by, or imposed upon, the Executive and all expenses arising therefrom.

B.                                     Each indemnity payment to be made by the Corporation pursuant to part A of this Article SECOND shall be increased by the amount of all Federal, state and local tax liabilities (including additions to tax, payroll taxes, penalties and interest and Excise Tax) incurred by, or imposed upon, the Executive so that the effect of receiving all such indemnity payments will be that the Executive shall be held harmless on an after-tax basis from the amount of all Excise Taxes imposed upon payments made to the Executive by the Corporation pursuant to this Agreement, it being the intent of the parties that the Executive shall not incur any out-of-pocket costs or expenses of any kind or nature on account of the Excise Tax and the receipt of the indemnity payments to be made by the Corporation pursuant hereto.

C.                                     Each indemnity payment to be made to the Executive pursuant to this Article SECOND shall be payable within fifteen (15) business days of delivery of a written request (a ”Request”) for such payment to the Corporation (which request may be made prior to the time the Executive is required to file a tax return showing a liability for an Excise Tax or other tax).  A Request shall set forth the amount of the indemnity payment due to the Executive and the manner in which such amount was calculated, and the Executive shall thereafter submit such other evidence of the indemnity to which the Executive is entitled as the Corporation shall reasonably request.  All such information shall, if the Corporation shall request, be set forth in a statement signed by a nationally recognized accounting firm or a partner thereof and the Corporation shall pay all fees and expenses of such accounting firm incurred in the preparation thereof.

D.                                    The Executive agrees to notify the Corporation (a) within fifteen (15) business days of being informed by a representative of the Internal Revenue Service (the “Service”) or any state or local taxing authority that the Service or such authority intends to assert that an Excise Tax is or may be payable, (b) within fifteen (15) business days of the Executive’s receipt of a revenue agent’s report (or similar document) notifying the Executive that an Excise Tax may be imposed and (c) within fifteen (15) business days of the Executive’s receipt of a Notice of Deficiency under Section 6212 of the Code or similar provision under state or local law which is based in whole or in part upon an Excise Tax and/or a payment made to the Executive pursuant to this Article SECOND.

E.                                      After receiving any of the aforementioned notices, and subject to the Executive’s right to control any and all administrative and judicial proceedings with respect to, or arising out of, the examination or the Executive’s tax returns, except as such proceedings relate to an Excise Tax, the Corporation shall have the right (a) to examine all records, files and other information and documentation in the Executive’s possession or under the Executive’s control, (b) to be present and to participate, to the extent desired, in all administrative and judicial proceedings with respect to an Excise Tax, including the right to appear and act for the Executive at such proceedings in resisting any contentions made by the Service or a state or local taxing authority with respect to an Excise Tax and to file any and all written responses in connection therewith, (c) to forego any and all administrative appeals, proceedings, hearings and conferences with the Service or a state or local taxing authority with respect to an Excise Tax on the Executive’s behalf, and (d) to pay any tax increase on the Executive’s behalf and to control all administrative and judicial proceedings with respect to a claim for refund from the Service or state or local taxing authority with respect to such tax increase.

F.                                      The Corporation shall be solely responsible for all reasonable legal and accounting or other expenses (whether of the Executive’s representative or the representative of the Corporation) incurred in connection with any such administrative or judicial proceedings insofar as they relate to an Excise Tax or other tax increases resulting therefrom and the Executive agrees to execute and file, or cause to be executed and filed, such instruments and documents, including, without limitation, waivers, consents and Powers of Attorneys, as the Corporation shall reasonably deem necessary or desirable in order to enable it to exercise the rights granted to it pursuant to part E of this Article SECOND.

G.                                     The liability of the Corporation shall not be affected by the Executive’s failure to give any notice provided for in this Article SECOND unless such failure materially prejudices the Corporation’s ability to effectively resist any contentions made by the Service or a state or local taxing authority.  The Executive may not compromise or settle a claim which he is indemnified against hereunder without the consent of the Corporation, unless the Executive can establish by a preponderance of the evidence that the decision of the Corporation was not made in the good faith belief that a materially more favorable result could be obtained by continuing to defend against the claim (or prosecute a claim for refund).

THIRD:    Associate Confidentiality, Non-Solicitation and Non-Competition Agreement.  In consideration of the Executive’s employment and continued employment, the payment of the Executive’s compensation by the Corporation, and the Corporation entrusting the Executive with Confidential Information (as defined below),  the parties have entered into the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement attached as Exhibit B hereto, which is hereby incorporated by reference herein and made a part hereof as if set forth in full herein.

FOURTH:    At Will Employment.  Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Corporation, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Corporation at such compensation as the Corporation shall determine from time to time and (b) the Corporation shall have the right to terminate the Executive’s employment at any time, with or without Cause.  In the event of any such termination prior to the occurrence of a Change in Control, no amount shall be payable by the Corporation to the Executive pursuant to Article FIRST hereof.

FIFTH:    Costs of Enforcement.  In the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of his rights under this Agreement then, unless the Corporation is wholly successful in defending against the enforcement of such rights, the Corporation shall promptly pay to the Executive all such costs and expenses.  In the event that the Corporation incurs any costs or expenses, including attorneys’ fees, in the enforcement of its rights under Article THIRD then, unless the Executive is wholly successful in defending against the enforcement of such rights, the Executive shall promptly pay to the Corporation all such costs and expenses.

SIXTH:    Notices.  All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for the Corporation shall be addressed to it, attention of its President, 75 Maxess Road, Melville, New York 11747 or at such other address of which the Corporation shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to him at the address of the Executive first set forth above or at such other address of which the Executive shall have given notice to the Corporation in the manner herein provided.

SEVENTH:    Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.  All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement, including without limitation the Prior Agreement, are hereby terminated and superseded by this Agreement.

EIGHTH:    Withholding.  The Corporation shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.

NINTH:    Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

TENTH:    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ David Sandler
Name: David Sandler
Title: President

/s/ James Schroeder
JAMES SCHROEDER

Exhibit A

RELEASE

WHEREAS, James Schroeder (the “Executive”) was a party to an Amended and Restated Agreement dated as of December    , 2005 (the “Agreement”) by and between the Executive and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), pursuant to which the Executive served as the                                   of the Corporation, and the employment of the Executive with the Corporation has been terminated; and

WHEREAS, it is a condition to the Corporation’s obligations to make the severance payments and benefits available to the Executive pursuant to the Agreement that the Executive execute and deliver this Release to the Corporation.

NOW, THEREFORE, in consideration of the receipt by the Executive the benefits under the Agreement, which constitute a material inducement to enter into this Release, the Executive intending to be legally bound hereby agrees as follows:

Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Executive irrevocably and unconditionally releases the Corporation and its owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Executive’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Executive, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation and/or any Related Person.

Notwithstanding anything contained herein to the contrary, the Executive is not releasing the Corporation from any of the Corporation’s obligations (a) under the Agreement, (b) under the agreement, dated April 1, 1996 by and between the Corporation and James Schroeder, (c) to provide the Executive with insurance coverage defense and/or indemnification as an officer or director of the Corporation to the extent generally made available at the date of termination to the Corporation’s officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (d) in respect of the Executive’s rights under the Corporation’s

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Associate Stock Purchase Agreement, 1995 Stock Option Plan, 1998 Stock Option Plan, 2001 Stock Option Plan, 1995 Restricted Stock Plan or the 2005 Omnibus Equity Plan, as applicable.

The Corporation has advised the Executive in writing to consult with an attorney of his choosing prior to the signing of this Release and the Executive hereby represents to the Corporation that he has in fact consulted with such an attorney prior to the execution of this Release.  The Executive acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the ADEA. Upon execution of this Release, the Executive shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA.  If no such revocation occurs, the Executive’s waiver of rights under the ADEA shall become effective seven days from the date the Executive executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the       day of December, 2005.

JAMES SCHROEDER

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Exhibit B

ASSOCIATE CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

ASSOCIATE CONFIDENTIALITY, NON-SOLICITATION AND NON- COMPETITION AGREEMENT dated as of December 27 ,2005, between MSC Industrial Direct Co., Inc., on behalf of itself and its subsidiaries (collectively, “Employer” or “Corporation”), and James Schroeder (“Associate”).

In consideration of the Associate’s employment and continued employment, the payment of the Associate’s compensation by Employer, and Employer entrusting the Associate with Confidential Information (as defined below), the parties have entered into this Associate Confidentiality, Non-Solicitation and Non-Competition Agreement.

1.                           Confidentiality.

a.               During the term of Associate’s employment with Employer, Associate will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Associate’s duties for Employer, (ii) as authorized in writing by Employer, or (iii) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to Employer and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made.

b.              As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in Employer’s business, (ii) Employer treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to Employer’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of Employer’s customers, suppliers and trading partners who may share such information with Employer pursuant to a confidentiality agreement or otherwise. The Associate agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of confidential information shall continue after Associate’s employment terminates for any reason for so long as the information is not generally known to the public.

2.                           Non-competition.

a.               Associate recognizes that the Corporation’s relationship and goodwill with its customers have been established at substantial cost and effort by the Corporation.

b.              Therefore, associate shall not enter into competition (as defined below) with Employer during the term of Associate’s employment with Employer, and

c.               for a period of two (2) years following cessation of Associate’s employment with the Corporation for any reason, Associate will not, in any capacity, accept employment with the employer with whom Associate was employed immediately preceding the commencement of Associate’s employment with the Corporation, nor will Associate, in any capacity, accept employment with the following business entities, including any parent or subsidiary entities or other affiliated organizations: W.W. Grainger, Inc.; J&L Industrial Supply; Fastenal Corporation; The Home Depot, Inc. and McMaster Carr Supply.

3.                           Non-Solicitation.

a.               Associate recognizes that the Corporation’s relationship and goodwill with its customers have been established at substantial cost and effort by the Corporation.

b.              Therefore, while employed by the Corporation, and for an additional period of two (2) years after the termination of employment, Associate shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then, or was at any time during the six (6) months immediately preceding the termination of Associate’s employment, an Associate, sales representative or agent of Employer or any present or future subsidiary or affiliate of Employer.

c.               Further, Associate agrees that while employed by the Corporation, and for a period of two (2) years after his/her employment with the Corporation ends, s/he will not, on behalf of himself/herself, or any other person, firm or corporation, solicit any of the Corporation’s or its Affiliate’s customers with whom s/he has had contact while working for the Corporation; nor will Associate in any way, directly or indirectly, for himself/herself, or any other person, firm, corporation or entity, divert, or take away any customers of the Corporation or its Affiliates with whom Associate has had contact. For purposes of this paragraph, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer or a representative of the customer, or obtaining any information with respect to such customer or customer representative.

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4.                           Employment At-Will.  Associate acknowledges that his or her employment by Employer is not for any specified period of time and that it can be terminated by either Associate or Employer at any time for any lawful reason. This is an “employment at will.”

5.                           Termination of Employment.  In the event of termination of employment by either party, this Agreement will remain in effect. Upon termination, Associate will immediately deliver to Employer all property belonging to Employer then in the Associate’s possession or control, including all Documents (as defined herein) embodying Confidential Information. As used herein, “Documents” shall mean originals or copies of files, memoranda, correspondence, notes, manuals, photographs, slides, overheads, audio or video tapes, cassettes, or disks, and records maintained on computer or other electronic media.

6.                           Notice to Future Employers. For the period of two (2) years immediately following the end of Associate’s employment with the Corporation, Associate will inform each new employer, in writing, prior to accepting employment, of the existence and details of this Agreement and will provide that employer with a copy of this Agreement. Associate will send a copy of each such writing to the Corporation at the time the Associate informs each new employer of the Agreement.

7.                           Remedies.  Associate acknowledges that this Agreement, its terms and his/her compliance is necessary to protect the Corporation’s confidential and proprietary information, its business and its goodwill; and that a breach of any of Associate’s promises contained in this Agreement will irreparably and continually damage the Corporation to an extent that money damages may not be adequate. For these reasons, Associate agrees that in the event of a breach or threatened breach by the Associate of this Agreement, the Corporation shall be entitled to a temporary restraining order and preliminary injunction restraining Associate from such breach. Nothing contained in this provision shall be construed as prohibiting the Corporation from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement. If Associate violates this Agreement, then the duration of the restrictions contained in paragraphs 2 and 3 shall be extended for an amount of time equal to the period of time during which Associate was in violation of the Agreement.

8.                           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties with regard to the subject matter of this Agreement, is binding upon and inures to the benefit of the Parties, and it supersedes any and all prior agreements or understandings between the Corporation and Associate.

9.                           Modification.  This Agreement may be modified or amended only by an instrument in writing executed by the Parties hereto, or in accordance with paragraph 15 herein.

10.                     Governing Law and Venue.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, and may be enforced in any court of competent jurisdiction.

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11.                     Waiver.  If in one or more instances either party fails to insist that the other party perform any of this Agreement’s terms, this failure shall not be construed as a waiver by the party of any past, present, or future right granted under this Agreement; the obligations of both Parties under this Agreement shall continue in full force and effect.

12.                     Assignment. This Agreement may not be assigned by Associate. The Corporation shall have the right to assign its rights and obligations hereunder without the consent of the Associate.

13.                     Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of Associate’s employment with Employer or the termination thereof, including without limitation any claim related to this Agreement or the breach thereof shall be resolved by binding arbitration in accordance with the rules then in effect of the American Arbitration Association, at the office of the American Arbitration Association nearest to where the Associate performed the Associate’s principal duties for the Employer. Nothing in this paragraph shall prevent the parties from seeking injunctive relief from the courts pending arbitration. Each party shall be permitted to engage in arbitral discovery in the form of document production, information requests, interrogatories, depositions and subpoenas. The parties shall share equally the fee of the arbitration panel.

To the extent that an arbitrator or court shall find that any dispute between the parties, including any claim made under or relating to this Agreement, is not subject to arbitration, such claim shall be decided by the courts of the State and the County, in which this agreement was executed, in a proceeding held before a Judge of the Trial Court of the State and County in which this agreement was executed or in the United States District Court in and for the District Court of covering the County in which this agreement was executed. Any trial of such a claim shall be heard by the Judge of such Court, sitting without a jury at a bench trial, to ensure more rapid adjudication of that claim and application of existing law.

14.                     Attorneys’ Fees.  If any party to this Agreement breaches any of this Agreement’s terms, then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including reasonable attorneys’ fees, incurred by that party in enforcing this Agreement.

15.                     Severability.  If any one or more of the provisions contained in this Agreement is held illegal or unenforceable by an arbitrator or court and cannot be modified to be enforceable (which the parties expressly authorize such court, arbitrator, or other forum to do), no other provisions shall be affected by this holding.

16.                     Acknowledgment.  I have read this agreement, have had an opportunity to ask Employer’s representatives questions about it, and understand that my signing this agreement is a condition of employment.

17.                     Section Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

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THUS, the parties knowingly and voluntarily execute this Agreement as of the dates set forth below.

MSC INDUSTRIAL DIRECT CO., INC.:		ASSOCIATE:

By:	/s/ David Sandler	By:	/s/ James Schroeder

Title:		Printed Name: James Schroeder

Date: December 27, 2005		Date: December 27, 2005

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